Exhibit 22

The Hertz Corporation

List of Guarantor Subsidiaries

The following table lists the guarantors of the unsecured Senior Notes issued by the Hertz Corporation (the "Parent") as of March 31, 2020:

Entity
Dollar Rent A Car, Inc.
Dollar Thrifty Automotive Group, Inc.
Donlen Corporation
DTG Operations, Inc.
DTG Supply, LLC
Firefly Rent A Car LLC
Hertz Car Sales, LLC
Hertz Global Services Corporation
Hertz Local Edition Corp.
Hertz Local Edition Transporting, Inc.
Hertz System, Inc.
Hertz Technologies, Inc.
Hertz Transporting, Inc.
Rental Car Group Company, LLC
Smartz Vehicle Rental Corporation
Thrifty Car Sales, Inc.
Thrifty Insurance Agency, Inc.
Thrifty Rent A Car System, LLC
Thrifty, LLC
TRAC Asia Pacific, Inc.